Exhibit 10.91

U-STORE-IT TRUST

TRUSTEES DEFERRED COMPENSATION PLAN

Amended and Restated as of January 1, 2007

ii

5.5	Valuation of Accounts	6
5.6	Statement of Accounts	6
5.7	Distributions from Accounts	6
5.8	Deemed Company Stock Fund	7

ARTICLE 6 DISTRIBUTIONS		7
6.1	Retirement Distribution Option	7
6.2	In-Service Distribution Option	7
6.3	Distribution Limitations	7

ARTICLE 7 BENEFITS TO PARTICIPANTS		8
7.1	Benefits Under the Retirement Distribution Option	8
7.2	Benefits Under the In-Service Distribution Option	8

ARTICLE 8 SURVIVOR BENEFITS		9
8.1	Death of Participant Prior to the Commencement of Benefits	9
8.2	Survivor Benefits Under the Retirement Distribution Option	9
8.3	Survivor Benefits Under the In-Service Distribution Option	9
8.4	Death of Participant After Benefits Have Commenced	10

ARTICLE 9 EMERGENCY BENEFIT		10

ARTICLE 10 ADMINISTRATION		11
10.1	Plan Administrator	11
10.2	Appointment of Administrative Committee	11
10.3	Powers of Plan Administrator	11
10.4	Limitation of Liability	11
10.5	Claims Procedures	11

ARTICLE 11 MISCELLANEOUS		12
11.1	Unfunded Plan	12
11.2	Spendthrift Provision	13
11.3	Employment Rights	13
11.4	Designation of Beneficiary	13
11.5	Withholding of Taxes	13
11.6	Amendment or Termination	13
11.7	No Fiduciary Relationship Created	13
11.8	Release	14
11.9	No Warranty or Representation	14
11.10	Construction	14
11.11	Governing Law	14
11.12	Counterparts	14
11.13	American Jobs Creation Act of 2004	14

iii

U-STORE-IT TRUST TRUSTEES DEFERRED COMPENSATION PLAN

ARTICLE 1
PURPOSE

The U-Store-It Trust Trustees Deferred Compensation Plan (the “Plan”) is hereby established in accordance with the following terms and conditions for the purpose of providing a vehicle for deferring the payment of Compensation to members of the Board and promoting the success of U-Store-It Trust by aligning the financial interests of the Trustees providing services to the Company with long term shareholder value.  The Plan is intended to be a non-qualified deferred compensation arrangement.  The Plan is adopted by the Board on December 13, 2006, and amended and restated as of January 1, 2007.

ARTICLE 2
DEFINITIONS

The following terms shall have the following meanings described in this Article unless the context clearly indicates another meaning. All references in the Plan to specific Articles or Sections shall refer to Articles or Sections of the Plan unless otherwise stated.

2.1           Account means the record or records established for each Participant in accordance with Section 5.1.

2.2           Beneficiary means the person or persons who, pursuant to Article 8, are entitled to a distribution from the Plan after a Participant’s death.

2.3           Board means the Board of Trustees of the Company.

2.4           Code means the Internal Revenue Code of 1986, as amended.

2.5           Company means U-Store-It Trust, a Maryland real estate investment trust.

2.6           Compensation means the annual fee related to Board membership, Board meetings and Board committee meetings payable to a Trustee for services rendered as a member of the Board.  If applicable, Compensation shall be calculated before reduction for amounts voluntarily deferred or contributed by the Trustee pursuant to all qualified or non-qualified plans of the Company and shall be calculated to include amounts not otherwise included in the Trustee’s gross income under Sections 125, 402(e)(3), 402(h), or 403(b) of the Code pursuant to plans established by the Company; provided, however, that all such amounts will be included in Compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Trustee. Notwithstanding the foregoing, Compensation does not include expense reimbursements incurred in connection with attendance at Board meetings.

2.7           Compensation Committee means the Compensation Committee of the Board of Trustees or, at any time that no such committee exists, the Board.

2.8           Deferred Compensation means the portion of a Participant’s Compensation allocated to the Participant’s Retirement Distribution Account or an In-Service Distribution Account in accordance with Section 4.1 of the Plan.

2.9           Deemed Investment Options means the deemed investment options selected by the Participant from time to time pursuant to which deemed earnings are credited to the Participant’s Distribution Accounts.

2.10         Distribution Account means, with respect to a Participant, the Retirement Distribution Account and/or the In-Service Distribution Account established on the books of account of the Company, pursuant to Section 5.1, for each Plan Year.

2.11         Distribution Optionmeans the two distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the In-Service Distribution Option.

2.12         Election Agreementmeans the written agreement entered into by a Trustee, which shall be irrevocable, pursuant to which the Trustee becomes a Participant in the Plan and makes an election relating to Deferred Compensation and the period over which Deferred Compensation and investment return thereon will be paid.

2.13         In-Service Distribution Account means the Account maintained for a Participant for each Plan Year to which Deferred Compensation is credited pursuant to the In-Service Distribution Option.

2.14         In-Service Distribution Option means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.2.

2.15         Participant means any Trustee (a) who is selected to participate in the Plan, (b) who elects to participate in the Plan, (c) who signs an Election, (d) whose signed Election Form is accepted by the Plan Administrator, and (e) who commences participation in the Plan.

2.16         Plan means the plan, the terms and provisions of which are herein set forth, and as it may be amended or restated from time to time, designated as the “U-Store-It Trust  Trustees Deferred Compensation Plan.”

2.17         Plan Administrator means the Company.

2.18         Plan Year means the period beginning on January 1 and ending on December 31 of each year.

2.19         Retirement means a Participant’s discontinuation of service as a Trustee (for reasons other than death) at or after age 55.

2.20         Retirement Distribution Account means the Account maintained for a Participant to which Deferred Compensation is credited pursuant to the Retirement Distribution Option.

2.21         Retirement Distribution Option means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.1.

2.22         Trust means any domestic trust that may be maintained in the United States pursuant to Section 11.1.

2.23         Trustee means any individual who is a member of the Board.

2.24         Valuation Date means the last business day of each calendar month.

ARTICLE 3
PARTICIPATION

3.1           Eligibility. A Trustee shall be eligible to participate in the Plan if he or she is a Trustee designated as eligible by the Board or the Compensation Committee.  Individuals not specifically designated by the Board or the Compensation Committee are not eligible to participate in the Plan.

3.2           Participation. A Trustee shall become a Participant as of the date he or she satisfies the eligibility requirements of Section 3.1 and completes all administrative forms required by the Plan Administrator. A Participant’s participation in the Plan shall terminate upon discontinuance of service with the Board, voluntarily or involuntarily, for any reason, including death or upon such other events as determined by the Board or the Compensation Committee.

ARTICLE 4
BENEFITS

4.1           Deferred Compensation. Subject to any limitations established by the Compensation Committee or the Plan Administrator and in accordance with the procedures described in Section 4.2, a Participant may elect for a Plan Year to have his or her Compensation deferred in any amount, expressed as a percentage, less any applicable tax withholding, and to have that amount credited to his or her Retirement Distribution Account or In-Service Distribution Account as Deferred Compensation. Deferred Compensation shall be credited to a Participant’s Accounts as of the date it would be payable but for the election to defer.

4.2           Election Procedures.

(a)           Except as provided in paragraph (b) below, Compensation for services performed during a taxable year may be deferred at the Participant’s election only if the election to defer such Compensation is made not later than the close of the preceding taxable year.

(b)           In the case of the first year in which a Participant becomes eligible to participate in the Plan, the Participant’s election with respect to amounts deferred pursuant to Section 4.1 may be made with respect to services to be performed subsequent to the election within 30 days after the date the Participant becomes eligible to participate in the Plan.

(c)           Each Participant shall on his or her Election Agreement with respect to each Plan Year (i) specify the percentage of Compensation the Participant elects to defer for such Plan Year; (ii) allocate his or her deferrals between the In-Service Distribution Option and the Retirement Distribution Option in increments of ten percent, provided, however, that 100 percent of such deferrals may be allocated to one or the other of the Distribution Options; (iii) with respect to amounts allocated to the Retirement Distribution Option for such Plan Year plus investment return credited to such amounts, elect whether such amounts will be paid in a single lump sum or in annual installments payable over five, ten, or fifteen years upon the Participant’s discontinuance of service with the Board; and (iv) with respect to amounts allocated to the In-Service Distribution Option for the Plan Year, elect the time and manner of distribution from among the options described in Section 7.2.  Moreover, a Participant may specify in his or her Election Agreement that distribution of his or her Accounts are to be made upon the occurrence of a change in control event within the meaning of Code Section 409A and the regulations thereunder, notwithstanding any other election made hereunder.

(d)           A Participant can change his or her Election Agreement and an eligible Trustee who is not a Participant may become a Participant, as of any January 1 by completing, signing and filing an Election Agreement with the Plan Administrator not later than the preceding December 31 (subject, however, to the provisions of paragraph (b) above in the case of a Participant who becomes newly eligible during the Plan Year). A Participant who does not complete a new Election Agreement for a Plan Year will be deemed to have elected not to have any Deferred Compensation for the Plan Year.  In the event any amount is credited to the Account of Participant with respect to which no timely election concerning method of payment has been made, such amount shall be payable in the single lump sum method of payment.

(e)           An election of Deferred Compensation shall be irrevocable on the first day of the Plan Year (or other period) to which it relates, except that in the case of a hardship distribution within the meaning of Section 1.401(k)-1(d)(3) of the Treasury Regulations, the election may be cancelled for the remainder of the Plan Year.

(f)            All Election Agreements shall be in a form acceptable to the Plan Administrator and shall be completed, signed, and filed with the Plan Administrator as provided herein.

4.3           Limited Redeferral.  A Participant who has made an effective election under Section 4.2 with respect to a Retirement Distribution Account for payment in a lump sum may make a subsequent election to delay payment or commencement of payment of such amount for a period of five (5) years from the date such payment would otherwise have been made, including a change in the form of a payment in accordance with the following provisions, subject to such administrative rules and procedures as may be established by the Compensation Committee:

(a)           the subsequent election shall not take effect until 12 months after the date on which it is made; and

(b)           payment in the form of installments over a period of five years may be elected.

ARTICLE 5
ACCOUNTS

5.1           Participant Accounts. The Plan Administrator shall establish separate Distribution Accounts with respect to a Participant for each Distribution Option.  A Participant’s Distribution Accounts shall consist of the Retirement Distribution Account and one or more In-Service Distribution Accounts.  A Participant’s Distribution Accounts shall be maintained by the Plan Administrator in accordance with the terms of this Plan until all of the Deferred Compensation and investment return to which a Participant is entitled has been distributed to a Participant or his or her beneficiary in accordance with the terms of the Plan. A Participant shall be fully vested in his or her Distribution Accounts at all times.

5.2           Returns on Distribution Accounts.  A Participant’s Distribution Accounts shall be credited with returns in accordance with the Deemed Investment Options elected by the Participant from time to time.  Participants may allocate their Retirement Distribution Account and/or each of their In-Service Distribution Accounts among the Deemed Investment Options available under the Plan only in whole percentages of not less than one percent.  The rate of return, positive or negative, credited under each Deemed Investment Option is based upon the actual investment performance of the corresponding investment portfolios of the Company’s qualified defined contribution plan, or such other investment fund(s) as the Compensation Committee may designate from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges.  The Compensation Committee reserves the right, on a prospective basis, to add or delete Deemed Investment Options.

5.3           Deemed Investment Options.  Except as otherwise provided pursuant to Section 5.2, the Deemed Investment Options available under the Plan shall consist of options which correspond to certain investment portfolios of the Company’s qualified defined contribution plan, or such other investment fund(s) as the Compensation Committee may designate from time to time.

Notwithstanding that the rates of return credited to Participants’ Distribution Accounts under the Deemed Investment Options are based upon the actual performance of the corresponding portfolios of the Company’s qualified defined contribution plan, or such other investment fund(s) as the Compensation Committee may designate, the Company shall not be obligated to invest any Deferred Compensation by Participants under this Plan, or any other amounts, in such portfolios or in any other investment funds.

5.4           Changes in Deemed Investment Options.  A Participant may change the Deemed Investment Options to which the Participant’s Distribution Accounts are deemed to be allocated with whatever frequency is determined by the Plan Administrator, which shall not be less than four times per Plan Year.  Each such change may include (a) reallocation of the Participant’s existing Accounts in whole percentages of not less than one (1) percent, and/or (b) change in investment allocation of amounts to be credited to the Participant’s Accounts in the future, as the Participant may elect.  Notwithstanding the provisions herein, any change that reallocates Participant’s existing Accounts to or from the deemed Company Stock Fund or that increases or reduces the allocation to the deemed Company Stock Fund shall not become effective until the first business day of the next calendar quarter, or such other date as is determined by the Compensation Committee in its sole discretion..

5.5           Valuation of Accounts.  The value of a Participant’s Distribution Accounts as of any date shall equal the amounts theretofore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such Accounts in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted from such Accounts.

5.6           Statement of Accounts.  The Plan Administrator shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of each Participant in each of his Distribution Accounts.

5.7           Distributions from Accounts.  Any distribution made to or on behalf of a Participant from one or more of his Distribution Accounts in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Deemed Investment Options to which such Account is then allocated.

5.8           Deemed Company Stock Fund.  Notwithstanding any other provision of the Plan to the contrary, for purposes of a Participant who directs any portion of his Distribution Accounts to be credited with returns in accordance with the Deemed Investment Option consisting of the Company Stock Fund, (a) Deferred Compensation shall be credited to that portion of the Participant’s Distribution Accounts which are credited with returns in accordance with the Deemed Investment Option consisting of the Company Stock Fund as of the first business day of the calendar quarter, or as of such other date as is determined by the Compensation Committee in its sole discretion, on or following the date that Deferred Compensation would have otherwise been paid to the Participant and (b) for the period commencing on the date Deferred Compensation would have otherwise been paid to the Participant until such date as the Deferred Compensation is actually credited to that portion of the Participant’s Distribution Accounts which are credited with returns in accordance with the Deemed Investment Option consisting of the Company Stock Fund, such amounts shall be deemed to earn a rate of return equal to the monthly applicable federal rate as of the first of the month.

ARTICLE 6
DISTRIBUTIONS

6.1           Retirement Distribution Option.  Subject to Section 7.1, distribution of the Participant’s Retirement Distribution Account shall commence no later than the later of (a) the 60th day after the Participant’s Retirement or (b) the year following the Participant’s attainment of age 65 or other elected age less than age 65, as elected by the Participant in the Election Agreement pursuant to which such Retirement Distribution Account was established.

6.2           In-Service Distribution Option.  Subject to Section 7.2, the Participant’s In-Service Distribution Account for any Plan Year shall be distributed commencing no later than February 28 of the Plan Year elected by the Participant in the Election Agreement pursuant to which such In-Service Distribution Account was established.  Notwithstanding the foregoing, a Participant shall not be entitled to allocate any deferrals to an In-Service Distribution Account for the two Plan Years preceding the Plan Year which includes the date on which such Account is to be distributed and such additional deferrals shall instead be allocated to the Retirement Distribution Account.

6.3           Distribution Limitations.  Notwithstanding any provision of the Plan to the contrary, Compensation deferred under the Plan shall not be distributed earlier than

(a)           discontinuance of service with the Board which is a separation from service as determined by the Secretary of the Treasury;

(b)           the date the Participant becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code);

(c)           death of the Participant;

(d)           a specified time (or pursuant to a fixed schedule) specified under the Plan at the date of the deferral of such Compensation;

(e)           to the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company; or

(f)            the occurrence of an unforeseeable emergency as defined in Section 409A(a)(2)(B)(ii) of the Code.

In the case of any key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company, distributions may not be made before the date which is six months after the date of discontinuance of service with the Board which is a separation from service (or, if earlier, the date of death of the Participant), provided that any payments to which such key employee would otherwise have been entitled during the first six months following the date of separation shall be accumulated and paid on the first day of the seventh month following the date of separation from service.

ARTICLE 7
BENEFITS TO PARTICIPANTS

7.1           Benefits Under the Retirement Distribution Option.  Benefits under the Retirement Distribution Option shall be paid to a Participant as follows:

(a)           Benefits Upon Retirement.  In the case of a Participant whose discontinuance of service with the Board is on account of Retirement and whose Retirement Distribution Account balance exceeds $10,000, the Participant’s Retirement Distribution Account shall be distributed in one of the following methods, as elected by the Participant in writing with respect to the Plan Year in the Election Agreement:  (i) in a lump sum; (ii) in annual installments over five years; (iii) in annual installments over ten years; or (iv) in annual installments over 15 years.  An initial annual installment payment shall be equal to (i) the value of such Retirement Distribution Account to be so distributed as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant.  The remaining annual installments shall be paid not later than February 28 of each succeeding Plan Year in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining.  A Participant may change the election regarding the manner of payment as described in Section 4.3 as permitted by Section 409A of the Code.

(b)           Benefits Upon Discontinuance of Service.  In the case of a Participant whose discontinuance of service with the Board occurs prior to the earliest date on which the Participant is eligible for Retirement, other than on account of death, or whose Retirement Account balance does not exceed $10,000, the Participant’s Retirement Distribution Account shall be distributed in a lump sum 60 days following the date of such discontinuance of service with the Board.

7.2           Benefits Under the In-Service Distribution Option.  Benefits under the In-Service Distribution Option shall be paid to a Participant as follows:

(a)           In-Service Distributions.  In the case of a Participant who continues in Service with the Board, the Participant’s In-Service Distribution Account for any Plan Year shall be paid as irrevocably elected by the Participant in the Election Agreement pursuant to which such In-Service Distribution Account was established in one lump sum or in annual installments payable over 2, 3, 4, or 5 years.  Any lump-sum benefit payable in accordance with this paragraph shall be in an amount equal to the value of such In-Service Distribution Account as of the last business day of the Plan Year preceding the date of payment.  The initial annual installment payment shall be equal to (i) the value of such In-Service Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Election Agreement pursuant to which such In-Service Distribution Account was established.  The remaining annual installments shall be paid not later than February 28 of each succeeding year in an amount equal to (i) the value of such In-Service Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining.

(b)           Benefits Upon Discontinuance of Service.  In the case of a Participant who discontinues Service with the Board prior to the date on which the Participant’s In-Service Distribution Account would otherwise be distributed, other than on account of death, such In-Service Distribution Account shall be distributed as irrevocably elected by the Participant in the Election Agreement pursuant to which such In-Service Distribution Account was established.

ARTICLE 8
SURVIVOR BENEFITS

8.1           Death of Participant Prior to the Commencement of Benefits.  In the event of a Participant’s death prior to the commencement of benefits in accordance with Article 7, benefits shall be paid to the Participant’s Beneficiary, as determined under Section 11.4, pursuant to Section 8.2 or 8.3, whichever is applicable, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant.

8.2           Survivor Benefits Under the Retirement Distribution Option.  In the case of a Participant with respect to whom the Plan Administrator has established a Retirement Distribution Account, and who dies prior to the commencement of benefits under such Retirement Distribution Account pursuant to Section 7.1, distribution of such Retirement Distribution Account shall be made (a) in a lump sum as soon as practicable following the Participant’s death, or (b) in the manner and at such time as such Retirement Distribution Account would otherwise have been distributed in accordance with Section 7.1 had the Participant lived, as elected by the Participant in the Election Agreement pursuant to which such Retirement Distribution Account was established or as may have been changed by the Participant.  The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such Retirement Distribution Account as of the last business day of the calendar month immediately preceding the date on which such benefit is paid.  The amount of any annual installment benefit payable in accordance with this Section shall equal (a) the value of such Retirement Distribution Account as of the last business day of the calendar month immediately preceding the date on which such installment is paid, divided by (b) the number of annual installments remaining to be paid pursuant to the election of the Participant in the Election Agreement pursuant to which such Retirement Distribution Account was established or as may have been changed by the Participant.

8.3           Survivor Benefits Under the In-Service Distribution Option.  In the case of a Participant with respect to whom the Plan Administrator has established one or more In-Service Distribution Accounts, and who dies prior to the date on which such In-Service Distribution Accounts are to be paid pursuant to Section 7.2, distribution of such In-Service Distribution Accounts shall be made (a) in a lump sum as soon as practicable following the Participant’s death, or (b) at such time and in such form as such In-Service Distribution Accounts would otherwise have been distributed in accordance with Section 7.2 had the Participant lived, as irrevocably elected by the Participant in the Election Agreement pursuant to which such

In-Service Distribution Accounts were established.  The amount of any annual installment benefit payable in accordance with this Section shall equal (a) the value of such In-Service Distribution Account as of the last business day of the calendar month immediately preceding the date on which such installment is paid, divided by (b) the number of annual installments remaining to be paid pursuant to the election of the Participant in the Election Agreement pursuant to which such In-Service Distribution Account was established.

8.4           Death of Participant After Benefits Have Commenced.  In the event a Participant dies after annual installment benefits payable under Section 7.1 or 7.2 have commenced, but before the entire balance of the applicable Distribution Account has been paid, any remaining installments shall continue to be paid to the Participant’s Beneficiary, as determined under Section 11.4, at such times and in such amounts as they would have been paid to the Participant had the Participant survived.

ARTICLE 9
EMERGENCY BENEFIT

In the event that the Plan Administrator, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable emergency, the Company shall pay to the Participant from the Participant’s Distribution Account(s), as soon as practicable following such determination, an amount not exceeding the amount reasonably necessary to meet the emergency (which may include amounts necessary to pay any Federal, State, or local income taxes or penalties reasonably anticipated that result from the distribution), and if applicable, after deduction of any and all taxes as may be required pursuant to Section 11.5 (the “Emergency Benefit”).  For purposes of this Plan, an unforeseeable emergency is a severe financial hardship of the Participant arising from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Cash needs arising from foreseeable events such as the education expenses for children shall not be considered to be the result of an unforeseeable financial emergency.  Emergency Benefits shall be paid first from the Participant’s In-Service Distribution Accounts, if any, to the extent the balance of one or more of such In-Service Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant.  If the distribution exhausts the In-Service Distribution Accounts, the Retirement Distribution Account may be accessed.  With respect to that portion of any Distribution Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article, no further benefit shall be payable to the Participant under this Plan.  Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year.  It is intended that the Plan Administrator’s determination as to whether a Participant has suffered an “unforeseeable emergency” shall be made consistent with the requirements under Section 409A of the Code.

ARTICLE 10
ADMINISTRATION

10.1         Plan Administrator. The Company shall have the sole responsibility for the administration of the Plan and is designated as Plan Administrator.

10.2         Appointment of Administrative Committee. The Company may delegate its duties as Plan Administrator to an Administrative Committee.  The members of the Administrative Committee shall be selected by the Board.

10.3         Powers of Plan Administrator. The Plan Administrator shall have the full and exclusive power, discretion and authority to administer the Plan. The determinations and decisions of the Plan Administrator are final and binding on all persons. The Plan Administrator’s powers shall include but shall not be limited to, the power to:

(a)           Maintain records pertaining to the Plan.

(b)           Interpret the terms and provisions of the Plan, and to construe ambiguities and correct omissions.

(c)           Establish procedures by which Participants may apply for benefits under the Plan and appeal a denial of benefits.

(d)           Determine the rights under the Plan of any Participant applying for or receiving benefits.

(e)           Administer the claims procedure provided in this Article.

(f)            Perform all acts necessary to meet the reporting and disclosure obligations imposed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(g)           Delegate specific responsibilities for the operation and administration of the Plan to such employees or agents as it deems advisable and necessary.

In the exercise of its powers, the Plan Administrator shall be entitled to rely upon all tables, valuations, certificates and reports furnished by any accountant or consultant and upon opinions given by any legal counsel in each case duly selected by the Plan Administrator.

10.4         Limitation of Liability. The Plan Administrator and the Company and their respective officers and directors (including but not limited to the members of the Board), shall not be liable for any act or omission relating to their duties under the Plan, unless such act or omission is attributable to their own willful misconduct or lack of good faith.

10.5         Claims Procedures.

(a)           All claims under the Plan shall be directed to the attention of the Plan Administrator. Any Participant or Beneficiary whose application for benefits or other claim under the Plan has been denied, in whole or in part, shall be given written notice of the denial by the Plan Administrator within sixty (60) days after the receipt of the claim. The notice shall explain that the Participant or Beneficiary may request a review of the denial and the procedure for requesting review. The notice shall describe any additional information necessary to perfect the Participant’s or Beneficiary’s claim and explain why such information is necessary. If a Participant or Beneficiary does not receive a written response to a claim within sixty (60) days after receipt of the claim by the Plan Administrator, the claim will be deemed to be denied.

(b)           A Participant or Beneficiary may make a written request to the Plan Administrator for a review of any denial of claims under this Plan. The request for review must be in writing and must be made within sixty (60) days after the mailing date of the notice of denial or the deemed denial. The request shall refer to the provisions of the Plan on which it is based and shall set forth the facts relied upon as justifying a reversal or modification of the determination being appealed.

(c)           A Participant or Beneficiary who requests a review of denial of claims in accordance with this claims procedure may examine pertinent documents and submit pertinent issues and comments in writing. A Participant or Beneficiary may have a duly authorized representative act on his or her behalf in exercising his or her right to request a review and any other rights granted by this claims procedure. The Plan Administrator shall provide a review of the decision denying the claim within sixty (60) days after receiving the written request for review. If a Participant or Beneficiary does not receive a written response to a request for a review within the foregoing time limit, such request will be deemed to be denied. A decision by the Plan Administrator for review shall be final and binding on all persons.

ARTICLE 11
MISCELLANEOUS

11.1         Unfunded Plan.

(a)           The Plan shall be an unfunded plan maintained by the Company for the purpose of providing benefits to the Trustees.  The Company shall not be required to set aside, earmark or entrust any fund or money with which to pay their obligations under this Plan or to invest in any particular investment vehicle and may change investments of Company assets at any time.

(b)           The Company may establish a Trust to hold property that may be used to pay benefits under the Plan. The Trust shall be a domestic trust maintained in the United States. The Trust shall be intended to be a grantor trust, within the meaning of Section 671 of the Code, of which the Company is the grantor, and the Plan is to be construed in accordance with that intention. Notwithstanding any other provision of this Plan, the assets of the Trust will remain the property of the Company and will be subject to the claims of creditors in the event of bankruptcy or insolvency, as provided in the Trust Agreement. No Participant or person claiming through a Participant will have any priority claim on the assets of the Trust or any security interest or other right superior to the rights of a general creditor of the Company as provided in the Trust Agreement.

(c)           Subject to the following provisions of this Section 11.1(c), all benefits under this Plan shall be paid by the Company from its general assets and/or the assets of the Trust, which assets shall, at all times, remain subject to the claims of creditors as provided in the Trust Agreement.

(d)           Neither Participants, their Beneficiaries nor their legal representatives shall have any right, other than the right of an unsecured general creditor, against the Company in respect of any portion of a Participant’s Account and shall have no right, title or interest, legal or equitable, in or to any asset of the Company or the Trust.

11.2         Spendthrift Provision. The Plan shall not in any manner be liable for or subject to the debts or liabilities of any Participant or Beneficiary. No benefit or interest under the Plan is subject to assignment, alienation, pledge or encumbrance, whether voluntary or involuntary, and any purported or attempted assignment, alienation, pledge or encumbrance of benefits shall be void and will not be recognized by the Company.

11.3         Employment Rights. The existence of the Plan shall not grant a Participant any legal or equitable right to continue as a Trustee nor affect the right of the Company to discontinue the service of a Participant as a Trustee.

11.4         Designation of Beneficiary.  Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death.  Such designation may be changed or canceled at any time without the consent of any such Beneficiary.  Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator, or its designee.  If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate.  If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

11.5         Withholding of Taxes. To the extent required by applicable law, the Company will withhold from a Participant’s Compensation and/or Deferred Compensation and any payment hereunder all taxes required to be withheld for federal, state or local government purposes.

11.6         Amendment or Termination. Subject to the provisions of Section 11.13, the Company reserves the right to amend, modify, suspend or terminate the Plan at any time without prior notice by action of its Board; provided, however, that no such action may deprive a Participant of his rights to receive a benefit pursuant to the Plan with respect to Compensation deferred prior to such action.

11.7         No Fiduciary Relationship Created. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be deemed to create a fiduciary relationship between the Company or the Plan Administrator and any Participant, Beneficiary or any other person.

11.8         Release. Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Company, and any of their respective officers, directors, shareholders, employees or agents.

11.9         No Warranty or Representation. The Company makes no warranty or representation regarding the effect of deferrals made or benefits paid under this Plan for any purpose.

11.10       Construction. Words used in the masculine shall apply to the feminine where applicable; and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

11.11       Governing Law. To the extent that Ohio law is not preempted by ERISA, the provisions of the Plan shall be governed by the laws of the State of Ohio.

11.12       Counterparts. This Plan may be signed in any one or more counterparts each of which together shall constitute one instrument.

11.13       American Jobs Creation Act of 2004.  The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and Treasury Regulations and published guidance issued pursuant thereto.  Accordingly, the Plan shall be construed in a manner consistent with those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by the Company to reflect or otherwise facilitate compliance with such provisions.  Notwithstanding any provision of the Plan to the contrary, no otherwise permissible election or distribution shall be made or given effect under the Plan that would result in taxation of any amount under Section 409A of the Code.

IN WITNESS WHEREOF, U-Store-It Trust, has executed this Amended and Restated Plan as of the 1st day of January, 2007.

U-STORE-IT TRUST

By:	Kathleen A. Weigand

Name:	Kathleen A. Weigand
Title:	Executive Vice President, General
Counsel and Secretary